EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-106667, 333-95711, 333-95011, 333-67203, and 333-42829) and in the Registration Statements on Form S-8 (Nos. 333-123192, 333-119049, 333-108175, 333-104672, 333-101479,333-99221, 333-91812, 333-91764, 333-81398, 333-71528, 333-71530, 333-66074, 333-66076, 333-65512, 333-59428, 333-58896, 333-57542, 333-48716, 333-48714,333-48712, 333-44264, 333-32898, 333-93839, 333-93719, 333-79997, 333-76667,333-76665, 333-68703, 333-52035, 333-24831, 333-00535, 033-59153, 033-57499, and 033-54637) of Cypress Semiconductor Corporation of our report dated April 25, 2005 relating to the financial statements of SMaL Camera Technologies Inc., which appears in the Current Report on Form 8-K/A of Cypress Semiconductor Corporation filed April 29, 2005.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2005